EXHIBIT 10.10

AGREEMENT FOR THE PROVIDING OF MANPOWER SERVICES

Made and entered into at Kibbutz Sdot Yam on the 20th day of July 2011

Between:	Caesarstone Sdot Yam Ltd., Pvte. Co. 51-143950-7

of Kibbutz Sdot Yam D.N. 38805

(“the Company”)

of the one part;

And:	Caesarstone Cooperative Agricultural Society Ltd., Pvte. Co. 570003509

of Kibbutz Sdot Yam, D.N. 38805

(“the Kibbutz”)

on the other part;

WHEREAS The Company is desirous that the Kibbutz place manpower at its disposal from amongst the Kibbutz members and/or candidates to be accepted as Kibbutz members (members and candidates whose services will be made available to the Company in accordance with the provisions of this Agreement are jointly referred to as: “the Kibbutz’s Appointees”), for purposes of performing various functions connected with the Company’s activities; and

WHEREAS The Kibbutz has agreed to place manpower services at the disposal of the Company from amongst the Kibbutz’s Appointees as aforesaid, subject to all the provisions of this Agreement below; and

WHEREAS The parties wish to define, regulate and to put into writing the relationship between them on all aspects connected with the providing of the abovementioned services;

Now therefore it is declared, stipulated and agreed between the parties as follows:

1.	Preamble and appendices

1.1	The preamble to this Agreement constitutes an integral part hereof.

1.2	The headings in this Agreement have been inserted solely for the sake of convenience and will not serve for the interpretation of the Agreement.

1.3	The following appendices are attached to this Agreement which constitute an integral part hereof:

1.3.2	Appendix A: A confidentiality, safeguarding of intellectual property and non-competition agreement which has been signed and/or will be signed by each of the Kibbutz’s Appointees (the present appointees and also those who will come in the future).

1.3.3	Appendix B: A letter of consent that will be signed by each the Kibbutz Appointees (the present appointees as also those who will come in the future) containing the consent of the Kibbutz’s Appointee to his being employed in the framework of the providing by the Kibbutz of the manpower services, as well as a waiver of allegations in respect of the period of his employment in accordance with the old agreement (as defined below), including everything connected with the terms of his employment and his seniority of employment.

1.3.4	Appendix C: The companies employers insurance of the Company as exists at present.

2.	Declarations and undertakings by the Kibbutz

The Kibbutz declares and undertakes to the Company that:

2.1	It has the ability to comply with all the obligations it has assumed under this Agreement.

2.2	There is no bar or impediment to its contracting under this Agreement and/or to the fulfillment of any obligation it has assumed under this Agreement, or according to law, agreement or prior undertaking to which it is a party.

2.3	All the necessary resolutions in accordance with its documents of incorporation and according to any law have been passed by it for purposes of its entering into this Agreement.

2.4	This Agreement does not conflict with and/or is not contrary to any agreement and/or other accord to which it is a party and does not constitute a breach of any obligation which it owes.

2.5.	The Kibbutz’s Appointees will perform their function with dedication, skill and loyalty to the Company’s satisfaction, in accordance with the Company’s instructions and directives, as in force from time to time, and to the extent that same apply to the general body of the Company’s employees.

3.	Declarations and undertakings by the Company

The Company declares and undertakes to the Kibbutz that:

3.1	It has the ability to comply with all the obligations it has assumed under this Agreement.

3.2	There is no bar or impediment to its contracting under this Agreement and/or to the fulfillment of any obligation it has assumed under this Agreement, or according to law, agreement or a prior undertaking to which it is a party.

3.3	All the necessary resolutions in accordance with its documents of incorporation and according to any law have been passed by it for purposes of its entering into this Agreement.

3.4	This Agreement does not conflict with and/or is not contrary to any agreement and/or other accord to which it is a party and does not constitute a breach of any obligation which it owes.

4.	Placing of Kibbutz’s Appointees at the Company’s disposal

4.1	On the date of coming into force (as this term is defined in Clause 7.1 below), the Kibbutz will place the Kibbutz’s Appointees at the disposal of the Company, for purposes of their performing various functions connected with the Company’s activities to the scale and extent as described in a separate appendix that shall be drawn up separately from this Agreement (“the Initial Schedule”). The scale and extent of the Kibbutz’s Appointees who will be placed at the Company’s disposal will vary from time to time, during the entire duration of this Agreement, according to the Company’s needs and based on the contents of Clauses 4.2, 4.3 and 4.8 below and and updated schedules will be drawn in accordance therewith from time to time.

4.2	In every case in which new and/or additional workers are required by the Company in Israel in the future (including officers — as the term is defined in the Companies Law, 5759-1999), apart from those who are employed in the Company as at the date of signing of this Agreement, the Company will notify the Human Resources manager at the Kibbutz in advance of its intention to take on a new worker and/or to replace an existing worker, and with regard to the job requirements from such worker, and will allow the Kibbutz to put forward a suitable candidate/s for the job from amongst the Kibbutz members within 14 days from the date of the Company’s aforesaid request. In a case in which the Company notifies the Kibbutz that what is involved is a sensitive enlisting of a worker, the Kibbutz will not publicly announce or publish matters about the job in the Kibbutz and the Human Resources manager at the Kibbutz will take steps to find candidates from amongst the Kibbutz members in the course of keeping the fact of the enlistment secret. In every case in which the candidates whom the Kibbutz puts forward for the job have similar talents and qualifications to the talents and qualifications of candidates for the job who are not amongst the Kibbutz members, the Company will give preference to taking on the candidate whom the Kibbutz puts forward.

4.3	In the event that the Company wishes to reduce the number of persons employed by it in certain jobs, which are held both by Kibbutz’s Appointees and also by employees who are not Kibbutz’s Appointees, preference will be given to retaining the Kibbutz’s Appointees in the Company over a Company employee who is not amongst the Kibbutz’s Appointees, in a situation in which they have similar talents and qualifications.

4.4	The Company will appoint a person who will maintain regular contact with the Human Resources manager of the Kibbutz (“the Liaison Officer”) for purposes of fulfilling the Company’s obligations as stated in Clause 4 above. The right is reserved to the Company to replace the Liaison Officer from time to time in its sole discretion, provided that it notifies the Kibbutz of the identity of the new Liaison Officer.

4.5	For the avoidance of doubt it is hereby clarified that in the course of their work and their being present in the Company’s premises, the Kibbutz’s Appointees will be subject to their superiors as shall be notified to them by the Company, and to all the Company’s instructions and directives, as in force from time to time, and to the extent that same apply to the general body of the Company’s employees.

4.6	The parties will take steps to procure the signature of all the Kibbutz’s Appointees who are taken on in the future to a confidentiality, safeguarding of intellectual property and non-competition agreement in the text attached to this Agreement as Appendix A. For the avoidance of doubt it is clarified that the obligations for confidentiality, safeguarding of intellectual property and non-competition of the Kibbutz’s Appointees vis-à-vis the Company will be solely in accordance with the contents of Appendix B.

4.7	It is hereby agreed that throughout the entire period of this Agreement and so long as this Agreement is in force, the Company will not be entitled to employ in any manner and/or to accept any services from and/or to set up any other business connection, direct or indirect, with any of the Kibbutz’s Appointees, other than through the Kibbutz itself, unless it has received prior written consent thereto from the Kibbutz.

4.8	Each of the parties (and also every Kibbutz Appointee for himself) will be entitled to terminate the services of any Kibbutz Appointee after giving the other party notice of 30 days in advance (and with respect to a senior member of management of the Company — by notice of 60 days in advance). In addition the Company will have the possibility of terminating the services of a Kibbutz Appointee forthwith in circumstances which would have allowed dismissal according to law without prior notice if there had been a relationship of employer-employee between the Company and that Kibbutz Appointee. Such notice regarding termination of the services of a Kibbutz Appointee shall be given by the notifying party in writing, as follows: (a) if the notifying party is the Company — to the Kibbutz Appointee and to the Human Resources manager at the Kibbutz, and in the absence of anyone holding such position — to the Kibbutz secretariat; (b) if the notifying party is the

Kibbutz — to the Kibbutz Appointee and to the Company’s Human Resources manager; (c) if the notifying party is the Kibbutz Appointee — to the Human Resources managers of the Kibbutz and of the Company. In a case in which the notifying party is the Company — prior to termination of the services of such Kibbutz Appointee, a sort of appeal hearing will be held for the Kibbutz Appointee before his superior in the Company and/or the Company’s Human Resources manager, and if termination of his services are demanded by the Kibbutz — also by the Human Resources manager of the Kibbutz, and in accordance with the results thereof, the Company will decide whether to terminate the services of the Kibbutz Appointee.

5.	The consideration

5.1	For the placing by the Kibbutz of the Kibbutz’s Appointees at the Company’s disposal, the Company will, throughout the entire period of this Agreement, pay the Kibbutz each and every month as described below, an amount that will be agreed between the Company and the Kibbutz in respect of each of the Kibbutz’s Appointees.

5.2	It is agreed that the amounts that will be paid to the Kibbutz in respect of each of the Kibbutz’s Appointees as at the date of coming into force (as this term is defined in Clause 7.1 below), will be as described in the Initial Schedule.

5.3	The amounts specified in Clause 5.2 above will be updated from time to time, in accordance with the number of Kibbutz’s Appointees who actually serve in the Company (that is to say in every case of an addition and/or reduction in the Kibbutz’s Appointees), as also in every case of an update of the amounts payable to the Kibbutz in respect of any Kibbutz Appointee in accordance with the provisions of this Agreement (and for the avoidance of doubt it is clarified that it will not be possible to reduce any of the amounts that will be specified in the Initial Schedule in respect of each of the Kibbutz’s Appointees included in the Initial Scheducle, except with the consent of the Kibbutz, other than in the circumstances mentioned in Clause 5.9 below). In the event of the addition of any Kibbutz Appointee for providing services to the Company, the payment which the Company will pay the Kibbutz in respect of such person will be determined by agreement between the parties, based on the provisions of Clause 5.5 of this Agreement.

5.4

V.A.T. at the rate thereof according to law on the date each payment is made shall be added to the abovementioned amounts, and same shall be paid to the Kibbutz once each calendar month, not later than the 10th of each month (in respect of the Kibbutz’s Appointees who were provided to the Company in the preceding month), against a valid tax invoice, confirmation of maintaining of books and a certificate regarding deduction of tax at source (or in the alternative, tax at source will be deducted from each payment in accordance with the provisions of the law). For the removal of doubt, it is clarified that the Company will not deduct value of use (in respect of a car, cellular telephone and so forth that will be provided by the Company to any of the Kibbutz’s Appointees), from the payments that will be transferred to the Kibbutz and that the contributions and deductions in connection with benefits that are given to the Kibbutz members themselves will be made by the Kibbutz and on its responsibility.

5.5	Without derogating from the foregoing, it is agreed that the amounts which the Company will pay the Kibbutz for placing the Kibbutz’s Appointees at the disposal of the Company and in connection with termination of the services of such persons, will be based on the principle of full equality between the Company’s full cost in respect of employing Kibbutz Appointees and the full actual cost to the Company in respect of the employment (and termination of employment) of an employee who is not a Kibbutz member, who works in a job as similar as possible in the Company and having similar talents and qualifications (“the Principle of Equality”). For purposes of applying the aforesaid Principle of Equality, the following elements will, inter alia, be taken into account: the scale and extent of the job, seniority, gross salary, ancillary conditions (including any bonuses and any additional payments), social conditions and payments (including contributions for pension, managers insurance, continuing education fund, provident fund, severance pay, and so forth), salary updates once every period and so forth and any other future payment pursuant to the law. For the removal of doubt it is clarified that in relation to the Kibbutz’s Appointees who serve in the Company as at the date of signing of this Agreement, as will be specified in the Initial Schedule, in the event that the amounts specified in the Initial Schedule which the Company pays to the Kibbutz in respect of their services — deviate from the Principle of Equality, the amounts mentioned in the Initial Schedule will continue to be paid.

5.6	For purposes of monitoring the matters aforesaid, in respect of each Kibbutz Appointee the Kibbutz will provide to the Company, the Company will prepare an internal “shadow pay-slip” each month pursuant to which the payment to the Kibbutz will be made by the Company in respect of the services of every Kibbutz Appointee, and which reflects the full employer’s cost which the Company would have paid to the Kibbutz Appointee had he been its employee. The Kibbutz shall employ the Kibbutz’s Appointees according to any law, and the full tax and/or any other compulsory payment which is imposed on employers in connection with the employment of the Kibbutz’s Appointees shall be paid by the Kibbutz (including in respect of charging the various benefits to the employee, such as: car, telephone, meals and so forth, pension contributions, continuing education fund contributions, etc.). Recording of days of leave and of sick leave in respect of each Kibbutz Appointee shall be performed by the Company for the Kibbutz.

5.7	Without derogating from the foregoing, it is clarified that “the shadow pay-slips” will be drawn up by the Company for and on behalf of the Kibbutz and that same will not have the effect of altering the payments which are paid as at the date of signing of this Agreement to Kibbutz Appointees who serve in the Company and as specified in the Initial Schedule..

5.8

It is agreed by the parties that once each year a three-cornered meeting will be held between: (1) the Company’s Human Resources manager; (2) the Human Resources manager of the Kibbutz; and (3) each of the Kibbutz workers, with the objective of investigating whether there is room for making a revision (upwards only) of the amounts that are payable to the Kibbutz in respect of such Kibbutz Appointee. Subject to the Principle of Equality, the decision as to whether to increase the amounts payable in respect of any Kibbutz Appointee shall be according to the Company’s sole discretion.

5.9	It is further agreed by the parties that any sweeping change in the terms of employment and/or payments payable to the general body of the Company’s employees of a particular grade or echelon, will also apply in relation to the Kibbutz’s Appointees who belong to the same grade or echelon and the amounts payable to the Kibbutz in respect of them shall be updated accordingly.

5.10	Upon termination of the services of any Kibbutz Appointee, the Company will pay the Kibbutz a close-off of accounts payment, which will be calculated according to the payments the Company paid the Kibbutz in respect of the services of that Kibbutz Appointee, along with payment for the remaining days of leave and recuperation leave of that worker. For the removal of doubt it is clarified that the Company will not pay the Kibbutz any payment of severance pay or any other payment in connection therewith in relation to the termination of the services of any Kibbutz Appointee. Nothing in the foregoing shall derogate from the payment of all the monthly amounts as mentioned in Appendix A (including under the column “Severance pay”).

6.	Training of a professional reserve

6.1

During the period of the Agreement, in order to encourage young Kibbutz members (and/or sons and daughters of Kibbutz members) who are potential Kibbutz Appointees (as defined below) to embark on professional studies that are suitable for work in the Company in the future, the Company will pay the Kibbutz an annual amount of up to NIS 250,000 plus V.A.T. as prescribed by law, linked to the increase in the Consumer Price Index as against the index known on October 21, 2010 (“the Amount of Contribution”). The Amount of Contribution will serve as the Company’s participation in the costs of suitable professional studies as aforesaid and in living expenses during the period of study of potential Kibbutz Appointees (“the Objective of the Payment”). The Amount of Contribution will be paid against payments the Kibbutz actually incurred in respect of the Objective of the Payment and against the furnishing of a valid tax invoice. The Amount of Contribution will be paid each and every month, not later than the 10th of each month in respect of the preceding month. “Potential Kibbutz Appointees” means youngsters who will be found by a team comprised of Kibbutz representatives and representatives of the Company as being suitable candidates to serve as Kibbutz Appointees in the future.

6.2

In addition, the Company will give preference to integrating the Potential Kibbutz Appointees into work in the Company during the vacation period from studies, and to their integration into permanent employment in the Company at the end of the studies, including appropriate possibilities of advancement — all in accordance with the Company’s needs as apply from time to time and taking the full gamut of the relevant considerations into account.

7.	Period of the Agreement

7.1	This Agreement will come into force on January 1, 2011 (“the Date of Coming into Force”), and will be for a period of 10 years, commencing from the Date of Coming into Force (i.e. until December 31, 2020) (“the First Agreement Period”) and will automatically renew each time for an additional period of one year (“the Additional Agreement Period” and collectively with the First Agreement Period: “the Agreement Period”), unless one of the parties notifies the other in advance and in writing of its desire to terminate the Agreement, at least 6 months before the end of the Agreement Period (or the end of any Additional Agreement Period, as the case may be).

7.2	It is agreed by the parties that on the Date of Coming into Force the manpower agreement that was signed between the parties on March 13, 2001 and the appendix amending that agreement dated December 25, 2006 (“the Old Agreement”) will be cancelled. The parties declare that they do not have any allegations and/or claims and/or demands against one another in respect of any thing or matter connected with and/or related to and/or arising from the Old Agreement and/or from the cancellation thereof as aforesaid, and if any of the parties have such allegations and/or claims and/or demands, such party irrevocably waives same by its signing this Agreement, all without prejudice to the obligations of the Kibbutz workers as stated in Appendix C to this Agreement.

7.3	Notwithstanding the contents of Clause 7.1 above, each party will be entitled to terminate this Agreement by way of giving notice that shall be in writing 90 days in advance to the other party, in each of the following situations: (a) a liquidation order and/or a receivership order, provisional or permanent, has been granted against the other party, which has not been set aside within one hundred and twenty (120) days from the date on which it was granted; (b) an application has been filed against the other party for the appointment of a liquidator and/or receiver and/or trustee and/or special manager, and the application has not been withdrawn or set aside within one hundred and twenty (120) days from the date of its filing; (c) an application has been filed by and/or against the other party for a stay of proceedings and/or for an arrangement with creditors (within the meaning of the term under Section 350 of the Companies Law, 5759-1999) and the application has not been withdrawn or set aside within one hundred and twenty (120) days from the date of its filing; (d) an attachment has been imposed on a significant asset of the other party and the attachment has not been removed within one hundred and twenty (120) days from the date on which it was imposed, and by virtue thereof an impediment is likely to arise for the party on whom the attachment was imposed preventing it from performing its obligations under this Agreement.

For the avoidance of doubt it is hereby clarified that cancellation of the Agreement by either of the parties in accordance with the provisions set forth above shall not derogate from any other remedy available to such party pursuant to this Agreement and/or according to any law.

8.	Absence of employer-employee relationship

8.1	The Kibbutz hereby declares that it will supply services to the Company through the Kibbutz’s Appointees, and will fulfill its remaining obligations under this Agreement as an independent contractor, and that there is not and there will not be any employer-employee relationship between the Company and any of the Kibbutz’s Appointees and/or the Kibbutz itself, all without prejudice to the obligations of the Kibbutz’s Appointees as stated in Appendix C to this Agreement.

8.2	The Kibbutz undertakes not to make an allegation at any time against the Company and/or against any of the Kibbutz’s Appointees to the effect that the Kibbutz’s Appointees are employees of the Company and it will not claim any payment from the Company in reliance on allegations regarding the existence of an employer-employee relationship between the Kibbutz’s Appointees and the Company. The Kibbutz declares that the posting of the Kibbutz’s Appointees by the Kibbutz to provide services to the Company in accordance with this Agreement emanates from their membership of the cooperative society of the Kibbutz or their being candidates for membership of the cooperative society, and is included in the framework of their work on the Kibbutz, for and on behalf of the Kibbutz or in the scope of fulfilling their obligations to the Kibbutz — all in accordance with the Kibbutz bylaws and in the framework of the relationship between the Kibbutz’s Appointees and the Kibbutz.

8.3	It is further clarified that the Kibbutz and/or the Kibbutz workers and/or anyone on their behalf will not be entitled to any payment and/or benefit and/or other bonus which are usual in the relationship between an employee and an employer according to law, statute, case law, custom or usage at the Company, including social conditions that are compulsory according to law and including severance pay. The Kibbutz shall exclusively bear all the debts and obligations vis-à-vis the Kibbutz’s Appointees which are imposed on an employer vis-à-vis his employee (according to the law that applies to the matter) in everything connected with performance of the services by the Kibbutz’s Appointees in accordance with the provisions of this Agreement. Accordingly, all the payments to the Kibbutz’s Appointees (including, and without prejudice to the generality of the foregoing, wages, social rights, contributions to retirement allowance (tagmulim) and pension, deductions and payments to Income Tax and National Insurance, expenses for traveling to and from work and any other social payments (to the extent that same apply according to the law which applies to the matter), and all the taxes and levies imposed on an employer as such with respect to the Kibbutz’s Appointees who will be placed at the Company’s disposal, shall be borne by the Kibbutz and by it alone, and shall be paid by it in full and on due date, and the Company will not be liable for this in any manner or form.

8.4	Only the provisions of this Agreement shall apply to the relationship between the Kibbutz, the Kibbutz’s Appointees and/or anyone on their behalf, on the one hand, and the Company on the other. No provisions of collective agreements and/or arrangements and/or any provisions which are according to custom or law, which apply to the Company’s relationship with its employees, in whole or in part, shall apply to the Kibbutz, the Kibbutz’s Appointees and/or anyone on their behalf.

8.5	Without derogating from the foregoing, the Kibbutz shall indemnify the Company, immediately upon the Company’s first demand, for any amount the Company may be obliged to pay as a consequence of any liability that may be imposed on it due to a ruling, decision or final judgment the execution of which has not been stayed by a competent judicial instance, that, notwithstanding the contents of this Agreement or any prior agreement between the Kibbutz and the Company, an employer-employee relationship existed between the Company and the Kibbutz, the Kibbutz’s Appointees who are serving the Company as at the date of signing of this Agreement, Kibbutz Appointees who served in the Company at any time prior to the signing of this Agreement (whether they were called “Kibbutz Appointees” or were called anything else) and/or who will serve in the Company after the date of signing of this Agreement and/or anyone on their behalf. The amount of such indemnity shall include any compensation, expense, payment, compulsory payment, damage, loss, tax or levy, as well as legal expenses and attorneys’ fees in respect of any judicial proceeding to which the Company may be a party — provided that a fair and proper opportunity shall be given to the Kibbutz, if it has an interest or a need for this, to conduct the proceeding and to defend against it.

8.6	Notwithstanding everything contained in this Clause 8 above, the Kibbutz shall be given the possibility, in its sole discretion, to order a transition, at any time during the period of this Agreement, of Kibbutz Appointees (either of all the Kibbutz’s Appointees or of some of them, in the sole discretion of the Kibbutz) from a format of being employed for providing of manpower services by the Kibbutz as stated above in this Agreement, to a format of direct employment by the Company in the scope of an employer-employee relationship (and through pay-slips).

In a case in which the Kibbutz so orders, the transition shall be implemented within 30 days, in accordance with the abovementioned principles and in a manner that the cost the Company will have in respect of employing such Kibbutz Appointee (including all the contributions and the social rights) will be equivalent to the cost the Company would have had in respect of receiving the services of such Kibbutz Appointee by him being placed at its disposal by the Kibbutz in accordance with this Agreement.

For the removal of doubt it is clarified that a Kibbutz Appointee, in regard to whom the Kibbutz gives notice of its decision that he will be employed directly by the Company as an employee, will be deemed to be an employee of the Company, from the date of the Kibbutz’s notice, in all respects, including, and without derogating from the generality of the foregoing, in regard to entitlement to severance pay commencing from that date.

It is further clarified that the Kibbutz shall bear any payment that is due to such Kibbutz Appointee in respect of the period preceding the date of his employment as an employee of the Company (inter alia for severance pay, balance of vacation leave, recuperation leave and so forth, including accumulation and the seniority deriving from these payments according to the amount thereof at the date of payment thereof), and it shall indemnify the Company in respect of any payment the Company may be compelled to make in practice in respect of the foregoing (provided that the Company shall not make such payment except on an instruction from the Kibbutz and/or pursuant to a binding judicial decision and/or a binding decision of a competent authority).

8.7	Without derogating from everything stated above in this Clause 8: (a) the Company undertakes that to the extent that the insurance market makes this possible, to include all the Kibbutz’s Appointees, throughout the entire period of this Agreement, under the employers liability insurance it holds and which applies to its employees; and (b) the Company’s liability to each of the Kibbutz’s Appointees for bodily damage and/or according to the Law for the Prevention of Sexual Harassment, 5758-1998, shall for all intents and purposes be the same as the liability to anyone who is an employee of the Company for all intents and purposes.

9.	Miscellaneous

9.1	The provisions of the Contracts Law (Remedies for Breach of Contract), 5731-1971 shall apply to breaches of this Agreement. The parties agree that Clauses 4, 5, 7, 8, including all the sub-clauses thereof, constitute basic and fundamental conditions of this Agreement, a breach of which constitutes a material breach of this Agreement.

9.2	The terms and conditions of this Agreement fully reflect everything that has been stipulated and agreed between the parties with respect to Kibbutz Appointees being placed at the Company’s disposal, and the parties will not be bound by any promises, representations, declarations, documents and/or agreements, verbal or in writing, that were made prior to signing of this Agreement, if and to the extent that same were made.

9.3	Any alteration, waiver, grant of an extension of time and so forth which are not according to the provisions of this Agreement will be devoid of any validity, unless they are drawn up in writing and signed by the parties. No lateness in the exercise of rights, the grant of an extension of time, procrastination and so forth will be deemed to be a waiver of any sort or form, unless drawn up in writing and signed by the parties.

9.4	The parties between themselves determine that the courts in Tel Aviv will have sole local jurisdiction in regard to all matters arising from this Agreement, and the binding law in regard to this Agreement shall be the Israeli law.

10.	Notices and addresses

The addresses of the parties are as set forth in the head of this Agreement of Principles (or any other address that may be given by one of the parties in writing to the other parties). Any notice sent by any party to another according to the aforesaid addresses will be deemed to have been received by the addressee: (a) if sent by registered mail — three (3) business days after the date of posting; (b) if sent by facsimile or by e-mail, one business day after the transmission, provided that the sending party has confirmation regarding transmission of the notice to the addressee.

In witness whereof the parties have hereunto signed:

Caesarstone Sdot Yam Ltd.	Sdot Yam Cooperative Agricultural Society Ltd.

APPENDIX A

CONFIDENTIALITY, OWNERSHIP OF INTELLECTUAL PROPERTY

AND NON-COMPETITION AGREEMENT

This Appendix A constitutes an appendix to the Agreement for the Providing of Manpower Services between Caesarstone Sdot Yam Ltd. (hereinafter: “the Company”) and             (“the Kibbutz”) and is signed by Mr.             , I.D. No.             (“the Kibbutz Appointees”).

By my signature below I confirm as follows:

1.	Confidentiality and intellectual property

1.1	Throughout the entire period of my being employed by the Kibbutz at the Company and subsequent thereto, without limitation of time, I will not transfer and will not disclose to any body and/or person, whether directly or indirectly, the confidential information (as defined below), in whole or in part, of the Company or of anyone on its behalf, which comes into my possession as a consequence of or in the course of my work in the Company, and I undertake to perform any reasonable act in order that the confidential information, in whole or in part, will not be passed on to others, except with the Company’s written consent to do so. “Confidential Information” means — information and/or data and/or programs and/or a detail/s, whether by photography, printing, transcription, verbally and/or by magnetic tape, on a computer diskette, on a computer or any other apparatus and means which could store information relating directly and/or indirectly to the Company, including subsidiaries or affiliates and/or to its business and/or to work methods and/or to developments and/or inventions of any sort, which are not part of the public domain and the secrecy of which confers on the proprietor thereof an advantage over his competitors, including, without limitation — information and technical and engineering know-how, know-how developments, information and software of the Company, including research, product design, characterization, algorithms, software, hardware, inventions, processes, drawings, future products, configurations, price lists, calculations, lists of customers and suppliers, business connections, methods of operation, and marketing and business management methods, which even if in themselves form part of the public domain, the manner of their implementation by the proprietor is special and is kept secret by it, and including information of supplies and/or customers of the Company which the Company is obliged and/or will be obliged to keep confidential.

2.	I am aware that use of the Confidential Information other than in accordance with my undertakings in this Deed of Undertaking is likely to cause the Company immense commercial damage.

3.	Intellectual property

3.1	Without derogating from the Company’s rights pursuant to any law and/or agreement, I agree that all the discoveries, ideas, developments, inventions (whether patentable or not), copyright, methods, plans, data, processes, technologies, drawings, specifications, documentation, records and so forth (“the Developments and Inventions”), which I have discovered and/or may discover, which I have developed and/or may develop, have invented and/or may invent, have created and/or may create, ideas I have formulated and/or may formulate, as a consequence of my employment by the Kibbutz at the Company or in the course of my employment by the Kibbutz at the Company or by means of the Company’s property, whether alone or together with others, are the entire and exclusive property of the Company, and I will not have any right in connection therewith. For the removal of doubt it is clarified that I will not be entitled in respect of the Developments and Inventions to any consideration of whatsoever nature, including royalties pursuant to Chapter 8 of the Patents Law, 5727-1967. I further agree that if formal or additional action is required from me, in connection with the Developments and Inventions, and so forth, for purposes of realization of my abovementioned undertaking and agreement, including for purposes of formal transfer of the title to the Developments and Inventions to the Company, such as an assignment of the rights in any of the Developments and Inventions, etc. — I will perform such action immediately upon the Company’s request.

3.2	I undertake to disclose and to transfer to the Company all information and detail in connection with the Developments and the Inventions, and to assist the Company, at its expense, in doing everything necessary for purposes of registering patents, designs, copyright and any other intellectual property connected with the Developments and the Inventions, in the name of the Company, anywhere in the world, and to assist it, to the best of my ability, in protecting such rights.

3.3	Upon termination of my employment by the Kibbutz at the Company, I will immediately deliver to the Company all documentation and/or document, whether in writing or on other information-storing media (hereinafter: “the Document”) which is connected with and/or relates to and/or contains Confidential Information which has come into my possession in the course of and for purposes of my employment and I will not retain in my possession and/or in the possession of any other body and/or person any copy of the Document/s.

4.	Non-competition and non-solicitation

4.1	I undertake, during the period of my employment by the Kibbutz at the Company and for a period of 12 months thereafter (“Period of Non-Competition”), not to engage, directly or indirectly, whether as a self-employed person or as a salaried employee, as a partner, officer, employee, consultant, shareholder, joint venturer, representative, trustee, director, licensee and/or otherwise, whether alone or jointly with or through others, in any business that could constitute competition, directly or indirectly, with the Company’s field of business.

4.2	During the period of non-competition I undertake (a) not to solicit, to apply to or assist any person or entity which is not the Company, to refer to or maintain any contact with any manager, director, other officer or employee, partner, contractor, sub-contractor or consultant of the Company, with the objective of inducing them to terminate their contractual arrangement with the Company; (b) not to employ and not to assist in employing of any manager, director, other officer or employee, partner, contractor, sub-contractor or consultant of the Company, who is employed or was employed by the Company during the period of non-competition.

4.3	During the entire period of non-competition I undertake that unless I receive the Company’s prior written approval thereto, not to refer to or to maintain any contact and not to refer to and not to perform, myself and/or together with another/others and/or through another/others, any work for customers of the Company and/or with its suppliers and/or its business partners, present or future, and/or its distributors and/or its representatives and agents and/or its advisors, in a manner that will cause me to compete, whether directly or indirectly, with the business of the Company.

4.4	I declare and confirm that I am aware (a) that the Company’s activities (including affiliated companies and/or subsidiaries) is of an international nature (b) and that the restraints of non-competition are reasonable in the circumstances of the matter and are intended reasonably to protect the activities of the Company.

4.5	I declare and undertake that during the period of my employment by the Kibbutz at the Company and subsequent thereto, without limitation of time, I will not act or take steps that are likely to cause, or to assist any other person or entity, directly or indirectly, in causing any damage to the goodwill of the Company.

4.6	If the scale and extent of the period of one or more of my undertakings in this appendix is held to exceed the scope and extent and/or the period that are permitted according to law, such undertaking shall be read as if the maximum scope and extent and/or period permitted according to law are specified therein.

5.	I declare and undertake that I am aware of the fact that a breach of my above undertakings, or any part thereof, is likely to cause very severe and irreparable damage to the Company, its customers, and to companies, corporations and/or bodies connected with them, for which monetary compensation will not constitute a proper remedy and relief, and accordingly, without derogating from any other remedy according to law, including, and without derogation, pursuant to the Commercial Torts Law, 5759-1999, I am aware of the fact that in the event of a breach of any of my undertakings pursuant to this Deed of Undertaking, the Company will be able to apply to the competent court for the issue against me of interlocutory injunctions and/or other interlocutory orders, with the aim of preventing and/or halting the breach.

6.	For the removal of doubt I hereby declare and confirm that my undertakings pursuant to this appendix will also apply after termination of my employment by the Kibbutz at the Company, for any reason.

I have read the foregoing, have understood the contents of this Deed of Undertaking and I confirm everything stated therein.

In witness whereof I have hereunto signed:

The Employee

        Date

APPENDIX B

LETTER OF UNDERTAKING OF THE KIBBUTZ APPOINTEES

I             , I.D.             , the undersigned, after all my rights and obligations in respect of my employment by Sdot Yam Cooperative Agricultural Society Ltd. (“the Kibbutz”) at Caesarstone Sdot Yam Ltd. (“the Company”) have been clarified and explained to me to my satisfaction, declare and undertake as follows:

1.	I have been employed by the Kibbutz at the Company since and I currently serve in the function of .

2.	I declare that in connection with the period of my employment up to the date of signing of this Letter of Undertaking by me, I do not have any allegations and/or claims and/or monetary demands against the Company or anyone on its behalf in respect of any thing and matter connected with and/or relating to and/or arising from my employment, and to the extent that I do have such allegations and/or claims and/or demands, I irrevocably waive same by my signing this Letter of Undertaking. Nothing contained in this paragraph has the effect of constituting any waiver of my rights and of what is due to me, to the extent that anything is due and/or may be due to me, according to any law, in connection with bodily damage and/or pursuant to the Law for the Prevention of Sexual Harassment, 5758-1998.

3.	I am aware and I hereby declare that I am employed by the Kibbutz at the Company as aforesaid, and that everything due to me in respect of my aforesaid employment, including payments due to me according to any law, are satisfied and paid to me by the Kibbutz alone; that there is not and will not be any relationship of employer-employee between me and the Company; and that I will not claim any payment from the Company in reliance on allegations relating to the existence of an employer-employee relationship between me and the Company.

I have read the foregoing, have understood the contents of this Letter of Undertaking and I confirm everything stated therein.

In witness whereof I have hereunto signed:

The Employee

        Date

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APPENDIX C

THE COMPANY’S EMPLOYERS INSURANCE POLICY

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